Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To Whom It May Concern:

We hereby consent to the incorporation by reference into the Registration Statements of Ambitious Entertainment, Inc. on Form S-1A of our Report of Independent Registered Public Accounting Firm, dated April 22, 2026, on the consolidated balance sheet of Ambitious Entertainment, Inc. as of December 31, 2025, and 2024 and the related statements of operations, changes in stockholder’s deficit and cash flows for the years then ended.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Bush & Associates CPA LLC

Las Vegas, NV

July 7, 2026